Exhibit 10.16
Final
ADDENDUM “CHANGE OF CONTROL” TO EMPLOYMENT AGREEMENT
     THIS ADDENDUM TO EMPLOYMENT AGREEMENT (the “Addendum”), made as of December 15, 2008, between CALGON CARBON CORPORATION, the parent of Chemviron Carbon (together referred to herein as the “Company”), and C.H.S. Majoor (“Employee”), presently residing in or near Brussels, Belgium.
WITNESSETH:
     WHEREAS, Employee is presently employed as Senior Vice President, Europe and Asia, of the Company, in which capacity he has contributed materially to the Company’s success, pursuant to the terms of an employment agreement, and an addendum thereto, each dated as of December 21, 2000, between Employee and Chemviron Carbon (together, the “Original Agreement”), as amended by an addendum dated January 1, 2004 with regard to change of control payments (the “Existing Addendum”);
     WHEREAS, after the execution of this Addendum, (i) the Original Agreement dated December 21, 2000 as well as its original addendum of the same date shall remain in effect, and (ii) the Existing Addendum dated January 1, 2004 shall be replaced in its entirety by this Addendum; and
     WHEREAS, the Board of Directors of the Company (the “Board”), has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication of Employee, notwithstanding any possibility, threat or occurrence of a Change of Control (as defined herein), and the Board believes it is imperative to diminish the inevitable distraction of Employee by virtue of the personal uncertainties and risks created by a pending or threatened Change of Control and to encourage Employee’s full attention and dedication to the current Company in the event of any threatened or pending Change of Control, and to provide Employee with compensation and benefits arrangements upon a Change of Control that ensure that the compensation and benefits expectations of Employee will be satisfied and that are competitive with those of other corporations;
     NOW, THEREFORE, intending to be legally bound hereby, the parties hereto agree as follows:
1. Change of Control Payments.
     (a) For all purposes of this Agreement, a “Change of Control” shall be deemed to have occurred upon first to occur of:
          (i) The acquisition by any individual, entity or group (a “Person”) (within the meaning of Section 13(d) (3) or 14(d) (2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (A) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this Section 5(a), the following acquisitions shall not constitute a Change of Control: (x) any acquisition directly from the Company, (y) any acquisition by the Company or (z) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company;
          (ii) Any time at which individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least two-thirds (2/3) of the

Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, provided, that for this purpose, the Incumbent Board shall not include any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (any individual not included in the Incumbent Board by reason of this proviso shall be excluded permanently for purposes of determining whether the Incumbent Board has at any time ceased for any reason to constitute at least two-thirds (2/3) of the Board);
          (iii) Consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (A) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination, and (C) at least two-thirds (2/3) of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or
          (iv) Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.
     (b) In the event of a Covered Change of Control Event (as defined below), then Employee shall receive the following: (i) Employee shall be paid in a lump sum on the date which is the tenth day following the date of the Covered Change of Control Event, an amount equal to the sum of: (A) two years of Employee’s then current base compensation and (B) two times the Change of Control Bonus Amount (as hereinafter defined); provided, however, that the Employee shall only be provided (x) eighteen months (not two years) of base compensation under subsection 1(b)(i)(A) above and (y) 1.5 times (not two times) the Change of Control Bonus Amount under subsection 1(b)(i)(B) above, if the applicable Covered Change in Control Event is made under Section 1(c)(i); with the understanding that from the amounts payable under this subsection 1(b)(i) there shall be no deduction of or compensation whatsoever with any statutory compensation in lieu of notice in advance which maybe due to Employee under Belgian law; and (ii) Employee shall be entitled to exercise all stock options and stock appreciation rights previously granted to Employee by the Company, and shall be fully vested in all restricted stock, stock units and similar stock-based or incentive awards (assuming “maximum” satisfaction of any applicable performance conditions) previously granted to Employee by the Company, regardless of any deferred vesting or deferred exercise provisions of such arrangements. As used herein “Change of Control Bonus Amount” shall mean the greater of (x) the current “target” amount of any cash bonus or short term cash incentive plan in effect for Employee or (y) the average of the last three annual cash bonuses paid by Company to Employee.
     (c) “Covered Change of Control Event” shall mean (i) Employee’s cessation of his employment with the Company without Good Reason (as defined below) during the period beginning on the first anniversary of a Change of Control and ending on the ninetieth (90th) day following the first anniversary of the Change of Control by giving the Company written notice of Employee’s intention to cease employment with the Company at any time within such 90-day period, (ii) the cessation of Employee’s employment by the Company other than for cause (serious reason) during the three-year period after a Change of Control or (iii) the cessation of Employee’s employment by Employee with Good Reason during the three-year period after a Change of Control. As used herein, “Good Reason” shall mean without Employee’s express written consent, the occurrence of any one or more of the following: (i) a material diminution of Employee’s authorities, duties, responsibilities, and status (including offices, titles, and reporting requirements) as an employee of the Company (any such diminution occurring as a result of the Company’s ceasing to be a publicly traded entity shall be deemed material for purposes of the foregoing); (ii) the Company’s requiring Employee to be based at a location in excess of thirty-five miles from the location of Employee’s principal job location or office immediately prior to such change; (iii) a reduction in Employee’s base salary or any material reduction by the Company of Employee’s other compensation or benefits; (iv) the failure of the Company to obtain a satisfactory agreement from any successor to the Company to assume and agree to perform the Company’s obligations under this Addendum, as contemplated in Section 3 herein; (v) any purported termination by the Company of Employee’s employment that is not effected pursuant to a notice of termination in writing which shall indicate the specific termination provision relied upon, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Employee’s employment under the provision so indicated, and (vi) a material breach of the Original Agreement or this Addendum by the Company.
     2. Certain Additional Payments by the Company.
     (a) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any economic benefit or payment or distribution by the Company to or for the benefit of Employee, whether paid or payable or distributed or distributable pursuant to the terms of the Agreement or otherwise (“Payment”), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986 (“Code”) or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then Employee shall be entitled to receive an additional payment (“Gross-Up-Payment”) in an amount such that after payment by Employee of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax imposed upon the Gross-Up Payment, Employee retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments; provided, however, that the Employee’s agreement to, and compliance with, the provisions of any confidentiality or non compete provisions in favor of the Company shall constitute personal services to be rendered on or after the date of a change in ownership or control (as those terms are used in treasury regulations promulgated under Code Section 280G) by the Employee for purposes of determining whether or not an Excise Tax will be incurred, and the amount of the Payments under this Agreement that are treated as reasonable compensation for such services shall in no event be deemed to be less than the base salary earned by Employee at the time of his or her termination.

     (b) Subject to the provisions of Section 2(c), all determinations required to be made under this Article 2, including the amount of any Payment which shall be attributable to personal services in accordance with the proviso to Section 2(a), whether a Gross-Up Payment is required, the amount of such Gross-Up Payment and the assumptions to be used in arriving at such determinations, shall be made by the Company’s regular outside independent public accounting firm, or, if such firm will not agree to comply with the obligations imposed on it pursuant to this Section 2(b), such other outside independent accounting firm as the Company shall designate with Employee’s consent, which consent shall not be unreasonably withheld (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and Employee within fifteen (15) business days of the effective date of termination, if applicable, or such earlier time as is requested by the Company. In the event that the Accounting Firm has at any time served as accountant or auditor for the individual, entity or group affecting the Change of Control, Employee may appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). The initial Gross-Up Payment, if any, as determined pursuant to this Section 2(b), shall be paid to Employee on the date which is the first day following the six (6) month anniversary of the date of termination, at the same time as the payment of the separation pay. If the Accounting Firm determines that no Excise Tax is payable by Employee, it shall furnish Employee with an opinion that he or she has substantial authority not to report any Excise Tax on his or her federal income tax return. Any determination by the Accounting Firm shall be binding upon the Company and Employee. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 2(c) and Employee thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be immediately paid by the Company to or for the benefit of Employee. Neither the Company nor Employee shall have any right to request a redetermination of the amount of any Underpayment by the Accounting Firm. All fees and expenses of the Accounting Firm incurred pursuant to this Section 2(b) shall be paid by the Company.
     (c) Employee shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than thirty (30) business days after the later of either (i) the date Employee has actual knowledge of such claim, or (ii) thirty (30) business days after Employee receives from the Internal Revenue Service either a written report proposing imposition of the Excise Tax or a statutory notice of deficiency with respect thereto, and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. Employee shall not pay such claim prior to the expiration of the thirty-day period following the date on which he gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies Employee in writing prior to the expiration of such period that it desires to contest such claim, Employee shall: (i) give the Company any information reasonably requested by the Company relating to such claim, (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company, (iii) cooperate with the Company in good faith in order effectively to contest such claim, (iv) permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Employee harmless, on an after-tax basis, for any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limitation of the foregoing provisions of this

Section 2(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Employee to request or accede to a request for an extension of the statute of limitations with respect only to the tax claimed, or pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Employee agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs Employee to pay such claim and sue for a refund, the Company shall advance the amount of such payment to Employee, on an interest-free basis and shall indemnify and hold Employee harmless, on an after-tax basis, from any Excise Tax or income tax, including interest or penalties with respect thereto, imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations requested or acceded to by Employee at the Company’s request and relating to payment of taxes for the taxable year of Employee with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Employee shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.
     (d) If, after the receipt by Employee of an amount advanced by the Company pursuant to Article 2, Employee becomes entitled to receive any refund with respect to such claim, Employee shall (subject to the Company’s complying with the requirements of Article 2(c)) immediately thereafter pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Employee of an amount advanced by the Company pursuant to Section 2(c), a determination is made that Employee shall not be entitled to any refund with respect to such claim and the Company does not notify Employee in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.
     (e) In the event that any state or municipality or subdivision thereof in the United States shall subject any Payment to any special tax which shall be in addition to the generally applicable income tax imposed by such state, municipality, or subdivision with respect to receipt of such Payment, the foregoing provisions of this Article 2 shall apply, mutatis mutandis, with respect to such special tax.
     (f) In the event that Employee is ever subject in Belgium to a tax which is substantially similar to the above described Excise Tax (that is, in the nature of a tax to be paid in addition to any normal taxes, which additional tax is being imposed solely due to what is deemed to be an excessive amount of Payments being made to Employee in connection with a Covered Change in Control Event), then Employee shall be entitled to receive a Gross-Up Payment with respect thereto in accordance with the terms of this Section 2.
3. Amendments, waivers, etc.
     No amendment of any provision of this Addendum, and no postponement or waiver of any such provision or of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless such amendment, postponement or waiver is in writing and signed by or on behalf of the Company and Employee. No such amendment, postponement or waiver shall be deemed to extend to any prior or subsequent matter, whether or not similar to the subject matter of such amendment, postponement or waiver.

No failure or delay on the part of the Company or Employee in exercising any right, power or privilege under this Addendum shall operate as a waiver thereof nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege.
4. Assignment.
     The rights and duties of the Company under this Addendum may be transferred to, and shall be binding upon, any person or company which acquires or is a successor to the Company, its business or a significant portion of the assets of the Company by merger, purchase or otherwise, and the Company shall require any such acquirer or successor by Addendum in form and substance reasonably satisfactory to Employee, expressly to assume and agree to perform this Addendum in the same manner and to the same extent that the Company, as the case may be, would be required to perform if no such acquisition or succession had taken place. Regardless of whether such Addendum is executed, this Addendum shall be binding upon any acquirer or successor in accordance with the operation of law and such acquirer or successor shall be deemed the “Company”, as the case may be, for purposes of this Addendum. Except as otherwise provided in this Section 4, neither the Company nor Employee may transfer any of their respective rights and duties hereunder except with the written consent of the other party hereto.
5. Integration; counterparts.
     This Addendum, along with the Original Agreement dated December 21, 2000 and its addendum of the same date, constitutes the entire agreement among the parties and supersedes any prior understandings, agreements, Addendums or representations by or among the parties, written or oral, to the extent they relate to the subject matter hereof, and shall have the effect described in the second recital hereto. This Addendum may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.
     WITNESS the due execution hereof as of the date first above written.

Attest:	CALGON CARBON CORPORATION

/s/ Gail A. Gerono	By:	/s/ John S. Stanik

		Title:	President & CEO

Witness:

/s/ Reinier Keijzer	By:	/s/ C.H.S. Majoor

Reinier Keijzer		C.H.S. Majoor